SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940



          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:  CAPITAL AND INCOME STRATEGIES FUND, INC.


Address of Principal Business Office (No. & Street, City, State, and Zip Code):

              CAPITAL AND INCOME STRATEGIES FUND, INC.
              800 Scudders Mill Road
              Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2800

Name and Address of Agent for Service of Process:

              Terry K. Glenn
              800 Scudders Mill Road
              Plainsboro, New Jersey  08536

Check Appropriate Box:

              Registrant is filing a Registration Statement pursuant to
              Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

              YES |X|                                      NO |_|


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                                  SIGNATURES


          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 9th day of February, 2004.




                                    CAPITAL AND INCOME STRATEGIES FUND, INC.




                                    By:  /s/Bradley J. Lucido
                                         ---------------------------
                                         Name:   Bradley J. Lucido
                                         Title:  President





Attest:  /s/ Brian D. Stewart
         -------------------------
         Name:   Brian D. Stewart
         Title:  Secretary